Exhibit 99.1

PRESS RELEASE
Investor Relations:        Media:
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PHILIP MORRIS INTERNATIONAL INC. PRESENTS AT THE
MORGAN STANLEY GLOBAL CONSUMER & RETAIL CONFERENCE; REAFFIRMS 2018 FULL-YEAR REPORTED DILUTED EPS GUIDANCE

NEW YORK, November 13, 2018 – Philip Morris International Inc.’s (“PMI”) (NYSE: PM) Chief Financial Officer, Martin King, addresses investors today at the Morgan Stanley Global Consumer & Retail Conference in New York.
The presentation and Q&A session are being webcast live at www.pmi.com/2018morganstanley in a listen-only mode, beginning at approximately 9:20 a.m. Eastern Time. An archived copy of the webcast will be available on the same site until 5:00 p.m. on Wednesday, December 12, 2018. The live audio webcast may also be accessed on iOS or Android devices by downloading PMI’s free Investor Relations Mobile Application at www.pmi.com/irapp.

2018 Full-Year Guidance and Impact of U.S. Tax Reform
PMI reaffirms its 2018 full-year reported diluted earnings per share forecast, provided with its third-quarter earnings results on October 18, to be in a range of $4.97 to $5.02, at the then prevailing exchange rates, representing a projected increase of approximately 28% to 29% versus reported diluted earnings per share of $3.88 in 2017.
Excluding an unfavorable currency impact, at the then prevailing exchange rates, of approximately $0.12, the forecast range represents a projected increase of approximately 8% to 9% versus adjusted diluted earnings per share of $4.72 in 2017, calculated as reported diluted EPS of $3.88, plus tax items of $0.84 per share primarily related to the implementation of the Tax Cuts and Jobs Act (the “Tax Act”).
As previously communicated, PMI recorded a provisional charge of $1.6 billion in its 2017 income tax provision related to the Tax Act. Any adjustments to the provisional charge will be included in income tax expense, in accordance with Staff Accounting Bulletin No. 118. Under currently proposed regulations and based on its 2017 U.S. federal income tax return as filed, PMI anticipates a reported adjustment to the provisional amount to be a charge of approximately $150 million, which would be recorded in the fourth quarter of 2018 and reflected in the full-year reported diluted earnings per share.
This charge will have no net impact on operating cash flows for the year 2018, nor on PMI’s projected 2018 full-year reported diluted EPS growth, excluding currency and any adjustment associated with this charge, of 8% to 9% versus adjusted diluted earnings per share of $4.72 in 2017. PMI continues to assume a 2018 full-year effective tax rate of approximately 24%.
Further regulations related to the Tax Act are expected to be issued in 2018, and may affect the final amount to be recorded. Therefore, this charge is not included in PMI's 2018 full-year guidance.

The Tax Act has significant complexity and PMI’s final tax liability may materially differ from current estimates due to, among other things, changes in PMI’s assumptions, guidance that may be issued by the U.S. Treasury Department and the Internal Revenue Service and related interpretations and clarifications of tax law.
This forecast excludes the impact of any future acquisitions, unanticipated asset impairment and exit cost charges, future changes in currency exchange rates, further developments related to the Tax Act, and any unusual events. Factors described in the Forward-Looking and Cautionary Statements section below represent continuing risks to these projections.

Forward-Looking and Cautionary Statements
The presentation, related discussion and this press release contain projections of future results and other forward-looking statements. Achievement of future results is subject to risks, uncertainties and inaccurate assumptions. In the event that risks or uncertainties materialize, or underlying assumptions prove inaccurate, actual results could vary materially from those contained in such forward-looking statements. Pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, PMI is identifying important factors that, individually or in the aggregate, could cause actual results and outcomes to differ materially from those contained in any forward-looking statements made by PMI.
PMI's business risks include: excise tax increases and discriminatory tax structures; increasing marketing and regulatory restrictions that could reduce our competitiveness, eliminate our ability to communicate with adult consumers, or ban certain of our products; health concerns relating to the use of tobacco products and exposure to environmental tobacco smoke; litigation related to tobacco use; intense competition; the effects of global and individual country economic, regulatory and political developments, natural disasters and conflicts; changes in adult smoker behavior; lost revenues as a result of counterfeiting, contraband and cross-border purchases; governmental investigations; unfavorable currency exchange rates and currency devaluations, and limitations on the ability to repatriate funds; adverse changes in applicable corporate tax laws; adverse changes in the cost and quality of tobacco and other agricultural products and raw materials; and the integrity of its information systems and effectiveness of its data privacy policies. PMI's future profitability may also be adversely affected should it be unsuccessful in its attempts to produce and commercialize reduced-risk products or if regulation or taxation do not differentiate between such products and cigarettes; if it is unable to successfully introduce new products, promote brand equity, enter new markets or improve its margins through increased prices and productivity gains; if it is unable to expand its brand portfolio internally or through acquisitions and the development of strategic business relationships; or if it is unable to attract and retain the best global talent. Future results are also subject to the lower predictability of our reduced-risk product category's performance.

PMI is further subject to other risks detailed from time to time in its publicly filed documents, including the Form 10-Q for the quarter ended September 30, 2018. PMI cautions that the foregoing list of important factors is not a complete discussion of all potential risks and uncertainties. PMI does not undertake to update any forward-looking statement that it may make from time to time, except in the normal course of its public disclosure obligations.

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Philip Morris International: Building a Smoke-Free Future
Philip Morris International (PMI) is leading a transformation in the tobacco industry to create a smoke-free future and ultimately replace cigarettes with smoke-free products to the benefit of adults who would otherwise continue to smoke, society, the company and its shareholders. PMI is a leading international tobacco company engaged in the manufacture and sale of cigarettes, smoke-free products and associated electronic devices and accessories, and other nicotine-containing products in markets outside the U.S. PMI is building a future on a new category of smoke-free products that, while not risk-free, are a much better choice than continuing to smoke. Through multidisciplinary capabilities in product development, state-of-the-art facilities and scientific substantiation, PMI aims to ensure that its smoke-free products meet adult consumer preferences and rigorous regulatory requirements. PMI's smoke-free IQOS product portfolio includes heated tobacco and nicotine-containing vapor products. As of September 30, 2018, PMI estimates that approximately 5.9 million adult smokers around the world have already stopped smoking and switched to PMI’s heated tobacco product, which is currently available for sale in 43 markets in key cities or nationwide under the IQOS brand. For more information, please visit www.pmi.com and www.pmiscience.com.